Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

October 25, 2021

among

DAWSON GEOPHYSICAL COMPANY

WILKS BROTHERS, LLC

and

WB ACQUISITIONS INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 25, 2021, by and among Dawson Geophysical Company, a Texas corporation (the “Company”), Wilks Brothers, LLC, a Texas limited liability company (“Parent”), and WB Acquisitions Inc., a Delaware corporation and a subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the board of directors of Parent has unanimously approved in accordance with the TBOC and unanimously declared advisable the acquisition of the Company by Parent (including all of the actions contemplated by the Offer and the Merger) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously approved in accordance with the TBOC and unanimously declared advisable the acquisition of the Company by Parent (including all of the actions contemplated by the Offer and the Merger) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has unanimously approved in accordance with the TBOC and unanimously declared advisable the acquisition of the Company by Parent (including all of the actions contemplated by the Offer and the Merger) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will cause Merger Sub to commence a tender offer on behalf of Parent (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of Common Stock (collectively, the “Shares”) (other than Shares held by Parent or its Affiliates) at a price of $2.34 per Share (the “Offer Price”), in cash, without interest; and

WHEREAS, following consummation of the Offer, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a Subsidiary of Parent, pursuant to the provisions of the TBOC, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01.      Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

4

“2016 Plan” means the Amended and Restated Dawson Geophysical Company 2016 Stock and Performance Incentive Plan, as amended from time to time.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal, including any amendments, adjustments, changes, revisions and supplements thereto, from any Third Party, relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, direct or indirect, of assets representing 20% or more of the consolidated assets of the Company, or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries or (iii) a merger, consolidation, amalgamation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company.

“Action” means any action, cause of action, suit, investigation, audit (including a Tax audit), litigation, arbitration, mediation, complaint, citation, claim (including any crossclaim or counterclaim), demand, grievance, subpoena, enforcement action or proceeding (including any civil, criminal, administrative, regulatory investigative, appellate or other proceeding), whether at equity or at law, in contract, in tort or otherwise.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state, local, foreign, international or transnational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, standard, judgment, award, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Forth Worth, Texas are authorized or required by Applicable Law to close.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

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“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2020.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof incorporated in and made part of this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means, as of any time, any employee of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the financial condition, business, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that for purposes of clause (a) a “Company Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect to the extent arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the onshore seismic data acquisition services industry, (ii) general economic, political or financial or securities market conditions, (iii) natural disasters, acts of war, terrorism, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters, (iv) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in Applicable Law, (v) the taking of any action by the Company or any Subsidiary of the Company to the extent the taking of such action is expressly required by this Agreement or such action was taken at the written request of Parent or Merger Sub (provided that this clause (v) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby), (vi) any action arising out of, resulting from or related to the transactions contemplated herein (other than an Action alleging any breach of any fiduciary duty) or any demand, Action, claim or proceeding for appraisal of any Shares pursuant to the TBOC in connection herewith, (vii) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or the evolution of any COVID-19 measures or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or (viii) any decrease or decline in the market price or trading volume of the Shares or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Company Material Adverse Effect has occurred except to the extent otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iii), and (iv), to the extent that such event, circumstance, change, occurrence, development or effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries in which the Company operates, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

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“Company Shareholder Approval” means the approval of the Company Shareholder Approval Matters by the holders of 80% or more of the issued and outstanding Shares of the Company.

“Company Shareholder Approval Matters” means the approval of the Merger.

“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between the Company and Parent, dated as of September 21, 2021.

“Continuing Employee” means each Company Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time whose employment with the Surviving Corporation (or Parent or any of its Affiliates) continues after the Effective Time.

“Contract” means any contract, letter of intent, lease, license, indenture, note, bond, loan, mortgage, agreement, deed of trust, concession, franchise, Permit, license, sale or purchase order or other binding instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Dominion Loan Agreement” means the Loan and Security Agreement, dated as of September 30, 2019, by and between the Company and Dominion Bank, as amended by (i) that certain Loan Modification Agreement, dated as of September 30, 2020 and (ii) that certain Second Loan Modification Agreement, dated as of September 30, 2021.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or (y) for which the Company or any of its Subsidiaries has or may have any direct or indirect liability.

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“Environment” means any air (whether ambient outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life, any other natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

“Environmental Laws” means any Applicable Laws (including common law) or any agreement with any Person or consent order or decree issued by any Governmental Authority or Person, relating to the Environment (including natural resources), pollution, containment, clean-up, preservation, protection and reclamation of the Environment, health and safety (as it relates to Hazardous Substances) or to Hazardous Substances.

“Environmental Permits” means all Permits required under Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics that is regulated under any Environmental Law, including but not limited to (i) petroleum and petroleum products, including crude oil and any fractions thereof; (ii) natural gas, synthetic gas and any mixtures thereof; (iii) polychlorinated biphenyls; (iv) asbestos or asbestos-containing materials; (v) radioactive materials; (vi) produced waters; and (vii) per- and polyfluoroalkyl substances.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of the Company and its wholly owned Subsidiaries); (f) to maintain or cause to be maintained the financing, financial position or financial covenants of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); or (h) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.

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“Intellectual Property” means any and all intellectual property rights or similar proprietary rights arising from or under the Applicable Laws of the United States or any other jurisdiction including rights in all of the following: (i) trademarks, service marks, trade names, slogans, logos, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions, whether patentable or not, all improvements thereto, utility models, supplementary protection certificates, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, reexaminations, substitutions, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) copyrightable writings and other works, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, data and database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) computer software (including source code and object code).

“IT Assets” means information technology devices, computers, computer software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology equipment, and all associated documentation, owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries.

“Key Employee” means Stephen C. Jumper, James K. Brata, C. Ray Tobias, Tom Phillips, Mark Nelson and Phillip Lathram.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule.

“Knowing and Intentional Breach” means a material breach of or a material failure to perform any of the covenants or other agreements contained in this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act would, or would be reasonably expected to, result in a breach of this Agreement.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, sublicence, pledge, option, hypothecation, adverse right, restriction, charge, security interest, right of first refusal, restriction on transfer and assignment, encumbrance or other adverse claim of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Applicable Law, Contract or otherwise) capable of becoming any of the foregoing, in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations Stock Market.

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“Officer” means an individual who is an “officer” of the Company (as defined under Rule 16a-1(f) under the 1934 Act).

“Parent Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s ability to consummate the transactions contemplated by this Agreement.

“Permits” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, certification, registration, accreditation, approval, order, qualification or other similar authorization of any Governmental Authority.

“Permitted Liens” means carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens and other similar Liens, if any, arising or incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially impair or materially interfere with the present use of the assets or otherwise materially impair present business operations;  Liens for Taxes not yet due or delinquent or, if due or delinquent, that are being contested in good faith by appropriate actions and that are adequately accrued or reserved for in the applicable financial statements of the Company in accordance with GAAP;  applicable zoning, entitlement, conservation restrictions, land use restrictions and other governmental rules and regulations that are not violated in any material respect by the Company’s use and operation of its properties;  the terms and conditions of the leases or other occupancy agreements pursuant to which the Company or any of its Subsidiaries is a tenant, subtenant or occupant (other than in connection with any breach thereof) that do not, and would not be reasonably expected to, materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of its Subsidiaries;  with respect to real property, utility easements, easements of public record or claims of easements, encroachments, rights of parties in possession and title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case that do not materially interfere with the business as presently conducted and would not be reasonably expected to materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of its Subsidiaries;  licenses to Intellectual Property granted in the ordinary course of business;  Liens imposed by any secured indebtedness reflected in the financial statements of the Company or any other Liens specifically reflected in the financial statements of the Company;  as to a party, Liens resulting from any facts or circumstances relating to the other parties or their respective Affiliates and (i) Liens identified in Section 5.15 of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the Exchange Act.

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“Personal Information” means information that: (a) identifies or can be used to identify an individual (including, without limitation, names, signatures, addresses, telephone numbers, email addresses, geolocation information and other unique identifiers); or (b) can be used to authenticate an individual, either directly or indirectly (including, without limitation, employee identification numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers specific to the physical, physiological, genetic, mental, economic, cultural or social identity of an individual). Personal Information shall include any nonpublic personal information regarding any individual that is subject to applicable national, state, regional and/or local laws and regulations governing the privacy, security, confidentiality and protection of nonpublic personal information.

“Preferred Stock” means the preferred stock of the Company, par value $1.00 per share.

“Privacy/Data Security Laws” means all laws, policies, codes, regulations, and the like governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, or transfer of Personal Information or the security of Company’s IT Assets, including the following: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Authority under the foregoing instruments, state data security laws, state data breach notification laws, state consumer protection laws, the General Data Protection Regulation (EU) 2016/679, any applicable laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Release” means any release, emission, leak, discharge, dumping, injection, pumping, deposit, spill, disposal, arranging for disposal (including any abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances), transport, or arranging for transport.

“Rights” has the meaning set forth in the Rights Agreement.

“Rights Agreement” means that certain Rights Agreement, dated as of April 8, 2021, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any other Person of which (A) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (B) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are directly or indirectly owned or controlled by such Person.

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“Tax” means (i) all taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or any other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount, whether disputed or not, and any liability for any of the foregoing by reason of assumption, transferee or successor liability, operation of Applicable Law or otherwise, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries is determined or taken into account with reference to the activities of any other Person, and (iii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) or (ii) as a result of being party to any Tax Sharing Agreement (other than customary Tax sharing or indemnification provisions in commercial agreements the primary subject matter of which is not Taxes).

“Tax Return” means any report, return, document, claim for refund, information return, declaration or statement or filing with respect to Taxes (and any amendments thereof), including any schedules or documents with respect thereto or accompanying payments of estimated Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing, indemnification or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“TBOC” means the Texas Business Organizations Code.

“Third Party” means any Person other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and other confidential know-how and confidential information and rights in any jurisdiction, including confidential recipes, formulae, concepts, methods, techniques, procedures, processes, schematics, prototypes, models, designs, customer lists and supplier lists.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

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(b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
80% Minimum Condition	Annex I
Acceptance Time	2.01(d)
Adverse Recommendation Change	7.03(a)
Agreement	Preamble
Applicable Date	5.07(a)
Board of Directors	5.02(b)
Burdensome Condition	9.01
Certificates	3.08
Closing	3.04
Company	Preamble
Company 401(k) Plan	8.03(b)
Company Board Recommendation	5.02(b)
Company Disclosure Documents	5.09(a)
Company Financial Advisor	5.24
Company RSUs	3.10
Company SEC Documents	5.07(a)
Company Securities	5.05(a)
Company Shareholder Meeting	3.02(a)
Company Subsidiary Securities	5.06(b)
Consideration Fund	3.08
D&O Insurance	8.02(c)
Effective Time	3.05
e-mail	12.01
Electronic Delivery	12.10
Expiration Date	2.01(b)
Indemnified Person	8.02(a)
Intervening Event	7.03(b)(ii)
IRS	5.18(b)
Lease	5.15(b)
Material Contract	5.21(b)
Merger	3.03
Merger Consideration	3.07(a)
Merger End Date	11.02(b)(i)
Merger Sub	Preamble
Offer	Recitals
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(f)
Offer End Date	11.01(b)
Offer Price	Recitals
Parent	Preamble
Parent 401(k) Plan	8.03(c)
Paying Agent	3.08
Proxy Statement	3.02(a)
Representatives	7.02

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Term	Section
Sanctions	5.12(b)
Schedule 14D-9	2.01(e)
Schedule TO	2.01(e)
Shares	Recitals
Stockholder List Date	2.02
Superior Proposal	7.03(f)
Surviving Corporation	3.03
Uncertificated Shares	3.08

Section 1.02.      Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules (including the Company Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any Contract or agreement are to that Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications, supplements, extensions or renewals must also be listed in the appropriate schedule or otherwise be filed as part of the Company SEC Documents. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Article 2
The Offer

Section 2.01.      The Offer.  Provided that this Agreement shall not have been terminated in accordance with Section 11.01 and nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto (the “Offer Conditions”), as promptly as practicable after the date hereof, and in no event later than five Business Days following the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer on behalf of Parent. The Offer shall be subject to the Offer Conditions. The date on which Merger Sub commences the Offer is referred to as the “Offer Commencement Date”.

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(a)            Merger Sub expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of the Company, Merger Sub shall not:

(i)            decrease the Offer Price other than in the manner required by Section 3.11;

(ii)           change the form of consideration to be paid in the Offer;

(iii)          decrease the number of Shares sought to be purchased in the Offer;

(iv)          extend or otherwise change the expiration date of the Offer except as otherwise provided herein;

(v)           increase or decrease the percentage of Shares required to meet the 80% Minimum Condition above or below 80%; or

(vi)            otherwise amend, modify or supplement any of the Offer Conditions or other terms of the Offer in any manner that broadens such conditions or is otherwise adverse to the holders of the Shares.

For the avoidance of doubt, the parties acknowledge and agree that, upon the mutual agreement of Merger Sub and the Company, Merger Sub may amend or waive the 80% Minimum Condition (except for any amendment having the effect of increasing the percentage of Shares required to meet the 80% Minimum Condition above 80%) and close the Offer even if insufficient Shares have been tendered to meet the 80% Minimum Condition.

(b)            The Offer shall expire at 11:59 p.m. (New York City time) on the date that is 20 Business Days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of this Section (in which event the term “Expiration Date” shall mean the earliest time and date that the Offer, as so extended, may expire).

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(c)            Notwithstanding the foregoing or anything to the contrary set forth in this Agreement but subject to the remaining provisions of this Section 2.01(c), unless this Agreement shall have been terminated in accordance with Section 11.01,  Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of the NASDAQ or Applicable Law and if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any of the Offer Conditions have not been satisfied or waived, then Merger Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date in accordance with the terms provided for herein; provided, however, that notwithstanding the foregoing, in no event shall Merger Sub be required to extend the Offer beyond the Offer End Date; and provided further, that in no event shall Merger Sub be permitted to extend the Offer beyond Offer End Date without the prior written consent of the Company. If, immediately prior to the expiration of the initial 20 Business Day period that the Offer is open, the number of Shares tendered in the Offer, together with the Shares then owned by Parent, Merger Sub and any other Affiliate or direct or indirect wholly-owned Subsidiary of Parent, represents at least 65% but less than 80% of the Shares then outstanding, then Merger Sub shall extend the Offer for up to two successive 10 Business Day extensions in an effort to reach the 80% Minimum Condition. If, at any point the 80% Minimum Condition is satisfied immediately prior to the expiration of the initial 20 Business Day period that the Offer is open or any such extension thereof, then Merger Sub shall, subject to the Offer Conditions, close the Offer and shall not further extend the Offer. If the foregoing extensions have occurred and the 80% Minimum Condition has not been met, the Offer will expire unless the Company and Parent mutually agree that Parent may cause Merger Sub to acquire the Shares tendered in the Offer even though the 80% Minimum Condition has not been satisfied. In the event this Agreement is terminated pursuant to Section 11.01, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer.

(d)            Upon the terms and subject to the conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Sub shall on behalf of Parent, and Parent shall cause it to, accept for payment and pay for, promptly (within the meaning of Rule 14e-1(c) of the 1934 Act) after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”).

(e)            On the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (and any other appropriate ancillary documents) (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the appropriate Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities laws. The Company will furnish to Parent and Merger Sub the information relating to the Company required by the 1934 Act to be set forth in the Offer Documents. Parent will furnish to the Company the information relating to Parent or Merger Sub required by the 1934 Act to be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”). Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the appropriate Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable federal securities laws or the rules or regulations of the NASDAQ, in each case as soon as reasonably practicable. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) any written comments or other written communications (and a summary of all substantive oral comments or communications) that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to review and comment on such comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

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Section 2.02.      Company Action.  The Company hereby consents to the Offer and, subject to Section 7.03(b), the inclusion in the Offer Documents of the Company Board Recommendation, as it may be amended, modified or withdrawn in accordance with this Agreement. The Company shall promptly furnish Parent with a list of its stockholders and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and all other information in the Company’s possession or control regarding the beneficial holders of Shares, in each case true and correct as of the most recent practicable date (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”), and of all persons becoming record holders subsequent to such date, and shall provide to Parent such additional information (including updated lists of stockholders and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of Applicable Law, and except as may be reasonably necessary or appropriate to disseminate the Offer Documents and any other documents reasonably necessary or appropriate in connection with the transactions contemplated by this Agreement, Parent and Merger Sub shall keep confidential and not disclose the information contained in any such lists, labels, listings and files, and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with its terms, shall return to the Company or destroy all copies of such information then in their possession or control, in each case in accordance with the Confidentiality Agreement.

(a)            Promptly following the filing of the Offer Documents on the Offer Commencement Date, and as soon as practicable after the commencement of the Offer, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws or any other Applicable Law, the Schedule 14D-9 that, subject to Section 7.03(b), shall include the Company Board Recommendation, and shall set the Stockholder List Date as the record date for purposes of receiving the notice required by the TBOC. The Schedule 14D-9 shall also contain the notice of appraisal required to be delivered by the Company under the TBOC at the time the Company first files the Schedule 14D-9 with the SEC. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable federal securities laws or the rules and regulations of the NASDAQ, in each case as soon as reasonably practicable. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. Except with respect to any amendments filed after an Adverse Recommendation Change or in connection with any disclosure made in compliance with Section 7.03, the Company shall provide Parent, Merger Sub and their counsel with any written comments or other written communications (and a summary of all substantive oral comments or communications) that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and  a reasonable opportunity to review and comment on such comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any substantive discussions or meetings with the SEC. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

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(b)            The Company shall register (and shall cause its transfer agent to register) the transfer of Shares accepted for payment by Merger Sub effective immediately after the Acceptance Time.

Article 3
The Merger

Section 3.01.      Completion of Offer and Acceptance as a Condition to Merger.

(a)            If the Acceptance Time occurs and immediately thereafter, Merger Sub and its Affiliates own Shares representing eighty percent (80%) or more of the outstanding Shares, the Parent and the Company shall proceed with consummation of the Merger as promptly as practicable.

(b)            If the Acceptance Time occurs and immediately thereafter, Merger Sub and its Affiliates own Shares representing less than 80% of the outstanding Shares, then Parent and the Company may mutually agree whether (i) not to proceed with the Merger process or (ii) proceed with the Company Shareholder Meeting and attempt to obtain the Company Shareholder Approval to proceed with consummation of the Merger.

(c)            If the Acceptance Time does not occur, neither the Parent nor the Company will be obligated to proceed with the Merger.

Section 3.02.      Preparation of the Proxy Statement; Company Shareholder Meeting.

(a)            Unless the Board of Directors has made an Adverse Recommendation Change, the Company shall prepare and cause to be filed with the SEC as promptly as reasonably practicable following the Offer Commencement Date, and in any event within ten days following the Offer Commencement Date, a proxy statement in preliminary form which can be mailed to the shareholders of the Company relating to the a special meeting of the Company Shareholders duly called and held in accordance with the Company articles of incorporation and bylaws and the TBOC to consider and vote on the Company Shareholder Matters (such meeting, the “Company Shareholders Meeting” and such proxy statement, together with any amendments or supplements thereto the “Proxy Statement”), which Proxy Statement shall contain the Company Shareholder Approval Matters and the Company Board Recommendation, and shall be prepared on the basis that Parent and the Company are proceeding with consummation of the Merger pursuant to Section 3.01(a). Parent shall furnish all information concerning itself and Merger Sub to the Company, and provide such other assistance, as may be reasonably requested by the Company or its outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

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(b)           The Company agrees that (i) assuming the truth, accuracy and completeness of the information supplied to the Company by Parent for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will not, at the date it is first mailed to the Company’s shareholders and at the time of the Company Shareholder Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) assuming the truth, accuracy and completeness of the information supplied to the Company by Parent for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)           The Company shall promptly notify Parent after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. Unless the Board of Directors has made an Adverse Recommendation Change and the Acceptance Time has not occurred, the Company shall:

(i)            use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement; and

(ii)           include the Company Shareholder Approval Matters and the Company Board Recommendation in the preliminary Proxy Statement.

Unless the Board of Directors has made an Adverse Recommendation Change and the Acceptance Time has not occurred, prior to filing the Proxy Statement in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to the shareholders of the Company, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith any of Parent’s comments thereon.

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(d)            If, prior to the Company Shareholder Meeting, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement made therein, in light of the circumstances under which they are made, not misleading, and, as required by law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 3.02(d) shall limit the obligation of any party under Section 3.01(a).

(e)            If prior to the Company Shareholder Meeting, any event occurs with respect to the Company, or any change occurs with respect to other information in the Proxy Statement (other than information provided by Parent regarding Parent or Merger Sub for inclusion in the Proxy Statement), that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement made therein, in light of the circumstances under which they are made, not misleading, and, as required by law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 3.02(e) shall limit the obligation of any party under Section 3.02(a).

(f)            If the Merger is being pursued pursuant to Section 3.01(a) or Section 3.01(b), the Company shall:

(i)            file the Proxy Statement in definitive form with the SEC containing the Shareholder Approval Matters and Company Board Recommendation and cause such definitive Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after the SEC advises the Company that the SEC has no further comments on the Proxy Statement; and

(ii)            as soon as practicable after mailing of the definitive Proxy Statement to the shareholders of the Company, duly convene and hold the Company Shareholders Meeting and solicit the Company Shareholder Approval.

Section 3.03.      The Merger. At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with the provisions of the TBOC, and upon the terms and conditions set forth herein, whereupon, the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation as a Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be governed by the TBOC and shall be effected as soon as practicable following the consummation of the Offer.

Section 3.04.      The Closing. Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas, 77002 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place (or by means of remote communication), at such other time or on such other date as Parent and the Company may mutually agree.

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Section 3.05.      Effective Time. At the Closing, the Company and Merger Sub shall file a certificate of merger with the Secretary of State of Texas as provided in the relevant provisions of the TBOC and make all other filings or recordings required by the TBOC in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Secretary of State of Texas (or at such later time as may be specified in the certificate of merger).

Section 3.06.      Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the TBOC.

Section 3.07.      Conversion of Shares. At the Effective Time:

(a)           Except as otherwise provided in Section 3.07(b) or Section 3.09, each Share outstanding immediately prior to the Effective Time (other than Shares held by Parent or its Affiliates) shall be converted into the right to receive the Offer Price in cash (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration in accordance with Section 3.08. For the avoidance of doubt, neither Parent nor any Affiliate thereof shall have the right to receive the Merger Consideration with respect to Shares held by it, and the only Shares outstanding immediately after the Effective Time will be those Shares held by Parent and its Affiliates.

(b)           Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) immediately prior to the Effective Time and each Share owned by Merger Sub as of the commencement of the Offer, shall be canceled, and no payment shall be made with respect thereto.

(c)             Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

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Section 3.08.      Surrender and Payment.  Prior to the Effective Time, Parent shall appoint a United States bank and trust company reasonably acceptable to the Company as agent (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration  certificates representing Shares (the “Certificates”) or  uncertificated Shares (the “Uncertificated Shares”). The Company and Parent shall enter into a Paying Agent agreement with the Paying Agent which agreement shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement and otherwise reasonably acceptable to the Company and Parent. Promptly after the Effective Time on the date of Closing, Parent shall make available to the Paying Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares, in the aggregate, in an amount sufficient to pay the Merger Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash, the “Consideration Fund”). In addition, Parent shall make available as necessary cash in an amount sufficient for payment of any dividends or distributions declared, but not paid, by the Company prior to the Effective Time in respect of the Shares in accordance with this Agreement. In the event the Consideration Fund shall be insufficient to pay the Merger Consideration (including on account of any Merger Consideration returned to Parent pursuant to Section 3.08(g)), Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments. Promptly after the Effective Time (and in any event within three Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions in customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange, the form and substance of such letter of transmittal and instructions shall be reasonably agreed to by Parent and the Company and prepared prior to the Closing.

(a)            Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by such Certificate or for each such Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any Shares.

(b)            If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not payable.

(c)            The cash in the Consideration Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than three months or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to the Company’s former stockholders shall be the sole and exclusive property of Parent and shall be paid as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article 3, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the Company’s stockholders at the Effective Time in the amount of such losses to the extent the funds in the Consideration Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Consideration Fund.

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(d)            After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e)            Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.08(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time, to the extent permitted by the TBOC, shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.08 prior to that time shall thereafter look only to Parent only as general creditors of Parent with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Uncertificated Shares held by them, without interest and subject to any withholding of Taxes required by Applicable Law as provided in Section 3.12. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become to the extent permitted by the TBOC the property of Parent or the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)            Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.08(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

Section 3.09.      Dissenting Shares. Notwithstanding Section 3.07, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares and who complies in all respects with, the provisions of Sections 10.351 through 10.368 of the TBOC shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by the provisions of the TBOC, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal under the TBOC. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under the TBOC, such Shares shall be treated as if they had been converted pursuant to Section 3.07(a) as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration in accordance with Section 3.08. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any withdrawals of any such demands, and to the extent permitted by the TBOC, Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle, any such demands, or agree to do any of the foregoing.

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Section 3.10.          Company Restricted Stock Units. (a) At or immediately prior to the Effective Time, each restricted stock unit granted or issued pursuant to the 2016 Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”), shall be canceled and converted into the right to receive, at or promptly after the Effective Time, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the total number of restricted stock units subject to such Company RSU.

(b)           Prior to the Effective Time, the Company shall take all actions necessary or appropriate to effectuate the treatment of Company RSUs as contemplated in this Section 3.10).

Section 3.11.          Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares (or securities convertible into or exchangeable or exercisable for Shares) shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements), the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. Nothing in this Section 3.11 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.12.         Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, Parent, the Company, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably concludes it is required to deduct and withhold with respect to the making of such payment under the Code, under any Tax law or pursuant to any other Applicable Law. If the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, so deducts or withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.13.      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

Section 3.14.      Merger Without Meeting of Stockholders. If the Parties determine it is possible to consummate the Merger without the Company Stockholder Approval, the Parties shall cooperate with each other and take all necessary and appropriate action to cause the Merger to be effective without a meeting of stockholders of the Company in accordance with the provisions of the TBOC as soon as practicable following the Acceptance Time.

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Article 4
The Surviving Corporation

Section 4.01.      Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.

Section 4.02.         Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 4.03.        Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the TBOC, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

Article 5
Representations and Warranties of the Company

Subject to Section 12.05, and except as disclosed in any Company SEC Document filed or furnished with the SEC and publicly available prior to the Business Day prior to the date of this Agreement (but excluding any disclosures set forth in any “risk factors” section, any disclosure in any “forward-looking statements” section and any other statements that are similarly cautionary, predictive or forward-looking in nature) or as set forth in the corresponding section or subsection of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub that:

Section 5.01.      Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all corporate powers required to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The certificate of incorporation and bylaws and any other organizational documents of the Company filed as exhibits to the Company SEC Documents are true, correct and complete copies as of the date hereof.

Section 5.02.      Corporate Authorization.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company other than, with respect to the Merger, the Company Shareholder Approval and the filing of the Certificate of Merger. Other than the Company Shareholder Approval, no vote of the holders of any class or series of capital stock of the Company are necessary to adopt this Agreement or approve or consummate the transactions contemplated hereby (including the Offer and the Merger). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

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(b)            At a meeting duly called and held on or prior to the date hereof, the board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved, subject to Section 7.03, to recommend that the Company shareholders tender their shares in the Offer and (iv) approve the Merger (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 5.03.      Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, Permit from or filing by or with respect to the Company with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of the State of Texas and (to the extent applicable) appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws and (iii) any actions or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04.      Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not  contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any Subsidiary of the Company,  assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any Applicable Law,  assuming compliance with the matters referred to in Section 5.03, require any payment or notice to, or consent under or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, modification, suspension or cancellation of any right under, or creation or acceleration of any obligation of the Company or any of its Subsidiaries, or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract or Permit binding on the Company or any of its Subsidiaries, or by which they or any of their respective properties or assets may be bound or affected or  result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 5.05.      Capitalization.  The authorized capital stock of the Company consists solely of  35,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock, of which 250,000 have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of preferred share purchase rights distributed to the holders of Company Common Stock pursuant to the Rights Agreement. As of October 11, 2021, there were outstanding 23,643,934 shares of Common Stock, no outstanding shares of Preferred Stock, 1,049,437 shares of Common Stock reserved under the 2016 Plan, of which there were outstanding 335,000 shares of Common Stock subject to issuance upon vesting of Company RSUs. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the 2016 Plan or Company Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights, rights of repurchase or forfeiture, rights of participation, rights of maintenance or any similar right. Section 5.05(a) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company RSU, including the holder, date of grant, vesting schedule (including whether vesting accelerates on specified “change in control” transactions) and number of restricted stock units subject thereto. Each Company RSU has been granted in compliance with all applicable securities laws or exemptions therefrom and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all requirements set forth in the applicable Employee Plan and applicable award agreements.

(a)            There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except pursuant to the Rights Agreement, as set forth in Section 5.05(a) and for changes since December 31, 2020 resulting from the issuance of Shares pursuant to the settlement of Company RSUs, there are no issued, reserved for issuance or outstanding  shares of capital stock or other voting securities of or ownership interests in the Company,  securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company,  warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, the Company or  restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv), including, for the avoidance of doubt, the Shares, being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting, registration or transfer of any Company Securities.

(b)            None of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

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Section 5.06.      Subsidiaries.  Each Subsidiary of the Company has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, has all organizational powers required to own, lease and operate its properties and assets and to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.06(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of incorporation.

(a)            All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive rights, rights of repurchase or forfeiture, rights of participation, rights of maintenance or any similar right, and is owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07.      SEC Filings and the Sarbanes-Oxley Act.

(a)            Since January 1, 2020 (the “Applicable Date”), the Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, certifications, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is, or at any time since February 23, 2015, has been required to file any reports, schedules, forms, statements or other documents with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Documents. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents filed on or prior to the date hereof is the subject of ongoing SEC review.

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(b)            As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the NASDAQ, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated under the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act.

(c)            As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)            Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)            Since the Applicable Date, the Company and its Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)            Since the Applicable Date, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Prior to the date hereof, the Company has disclosed to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls, in each case that has come to the Knowledge of the Company based on its most recent evaluation of internal controls prior to the date hereof. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2020, and such assessment concluded that those controls were effective.  Since the Applicable Date, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

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(g)           There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company is in compliance in all material respects with the Sarbanes-Oxley Act.

(h)           The Company is, and since February 2, 2018, has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(i)            Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct as of their respective dates.

Section 5.08.         Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (i) as of their respective dates of filing with the SEC complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements which are not material in the aggregate). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP.

Section 5.09.         Disclosure Documents.

(a)           Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9 to be filed with the SEC in connection with the Offer and the Proxy Statement to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act, and at the time of such filing, and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)            The information with respect to the Company or any of its Subsidiaries (i) that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and (ii) that is included in the Proxy Statement, at the time of each filing of the Proxy Statement or any amendment or supplement thereto, and at the time of the Company shareholders meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO, the Offer Documents or the Proxy Statement based upon information supplied by Parent, Merger Sub or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10.      Absence of Certain Changes. Since the Company Balance Sheet Date through the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.11.      No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable, due or to become due or otherwise, other than: (i) liabilities or obligations disclosed and reserved for in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2021 included in the Quarterly Report on Form 10-Q filed by the Company with the SEC on August 13, 2021 or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2021; (iii) liabilities or obligations arising out of or in connection with this Agreement and the transactions contemplated hereby, and (iv) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12.      Compliance with Laws, Permits and Court Orders. (a) The Company and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened in writing, to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. (i) The Company and each of its Subsidiaries has all material Permits necessary or advisable to carry on its business as now conducted, (ii) the Company and each of its Subsidiaries is in compliance in all material respects with the terms and requirements of such Permits, (iii) such Permits are, to the Knowledge of the Company, in full force and effect and are not subject to any pending or threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit and (iv) to the Knowledge of the Company, there has occurred no violation by the Company or any of its Subsidiaries or default (with or without notice or lapse of time, or both) that would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of any such Permit.

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(b)            The Company, each of its Subsidiaries, and each of their respective directors, officers and, to the Knowledge of the Company, employees and any agents (in connection with their activities on behalf of the Company or any of its Subsidiaries), are, and for the past five years have been, in compliance, in all material respects, with (i) the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption laws, (ii) all economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State (collectively, “Sanctions”) and (iii) all applicable export controls laws.

(c)            None of the Company or any of its Subsidiaries, or any director or officer, or, to the Company’s Knowledge, any Affiliate, agent, employee or representative of the Company or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or region that is the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

Section 5.13.      Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date of this Agreement are in full force and effect, no notice of cancellation or modification has been received by the Company, and, to the Knowledge of Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies.

Section 5.14.      Litigation.

(a)            There is no Action pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any of their respective properties or assets, any officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            None of the Company or any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There has not been since the Applicable Date nor are there currently any internal investigations or inquiries being conducted by the Company, the Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

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Section 5.15.      Properties and Assets.

(a)            Section 5.15(a) of the Company Disclosure Schedule sets forth a complete and correct list of all real property owned by the Company or any of its Subsidiaries (including the address or other description of the location of such real property and a description of the present use of each such real property) (“Real Property”), The Company and its Subsidiaries have good and valid title to all Real Property in each case free and clear of all Liens other than Permitted Liens.

(b)            Section 5.15(b) of the Company Disclosure Schedule sets forth a complete and correct list of the address of each material parcel of real property subject to a Lease to which the Company or any of its Subsidiaries is a party and the identity of the lessor and lessee. Each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and  neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Lease or permit termination, modification or acceleration by any third party thereunder, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

(c)            The plants, buildings, structures, equipment and other tangible personal property owned, leased, licensed or otherwise used or held for use by the Company or any of its Subsidiaries have no material defects and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted). To the Knowledge of the Company, none of the Company or any of its Subsidiaries has received any written nor oral notice of any pending or threatened condemnation Action with respect to any of the real property it owns, leases, licenses or otherwise occupies. No Person leases, subleases, licenses or otherwise has the right to use or occupy any of the real property referred to in Section 5.15(a) or Section 5.15(b) other than the Company or any Subsidiary of the Company.

(d)            The Company or one or more of its Subsidiaries owns or leases all material tangible personal property used in or necessary to conduct the business of the Company as currently conducted free and clear of all Liens other than Permitted Liens, including all personal property reflected on the Balance Sheet or acquired in the ordinary course of business consistent with past practice since the date of the Balance Sheet, except immaterial items and those items sold or disposed of since the Balance Sheet Date free and clear of all Liens other than Permitted Liens.

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Section 5.16.      Intellectual Property. Section 5.16 of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of all registrations and applications for registration of any trademarks, patents, copyrights and domain names owned or purported to be owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries solely and exclusively own, or has a valid and enforceable license or other right to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; all registered Intellectual Property owned or purported to be owned by the Company and its Subsidiaries is subsisting and valid and, to the Knowledge of the Company, is enforceable; neither the Company nor its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person; to the Knowledge of the Company, no Person has challenged, infringed, misappropriated, diluted, tarnished or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; as of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any action with respect to any Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any Person; the Company and its Subsidiaries have taken commercially reasonable actions to maintain, enforce and protect all Intellectual Property owned by them and none of the Intellectual Property owned by the Company or any of its Subsidiaries has been adjudged invalid or unenforceable in whole or in part;  the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries; the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or any information or data stored therein or transmitted thereby); the Company and its Subsidiaries, to the Knowledge of the Company, have since the Applicable Date complied in all material respects with  all Privacy/Data Security Laws in the course of the operations of the Company and its Subsidiaries and  all published rules, policies and procedures established by the Company or any of its Subsidiaries with respect to the foregoing; and  as of the date hereof, no claims have been asserted or threatened in writing against the Company or any of its Subsidiaries (and, to the Knowledge of the Company, no such claims are likely to be asserted or threatened against the Company or any of its Subsidiaries) by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Privacy/Data Security Laws, policies or procedures.

Section 5.17.      Taxes.

(a)            All Tax Returns required to be filed by Applicable Law by, or on behalf of, the Company or any of its Subsidiaries have been timely filed (taking into account valid extensions of time to file), and all such Tax Returns are true, complete and correct in all material respects.

(b)            The Company and each of its Subsidiaries have timely paid (or has had paid on its behalf) to the appropriate Governmental Authority all Taxes due and payable.

(c)            Each of the Company and its Subsidiaries has properly and timely withheld or collected and timely paid, or is properly holding for future payment, all Taxes required to be withheld, collected and paid over by it under Applicable Law, and the Company and each of its Subsidiaries have complied in all material respects with all information reporting (and related withholding) and record retention requirements.

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(d)           There is no Action now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Return.

(e)           No deficiency of Taxes in respect of the Company or any of its Subsidiaries has been asserted that has not been resolved or paid in full.

(f)            During the four-year period ending on the date of this Agreement, no claim has been made by a Governmental Authority in a jurisdiction in which the Company or an applicable Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to Taxes by that jurisdiction.

(g)           There are no Liens on any of the assets of the Company or any of its Subsidiaries attributable to Taxes other than Permitted Liens.

(h)           Neither the Company nor any of its Subsidiaries has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or extension is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(i)            Neither the Company nor any of its Subsidiaries has entered into, or “participated” in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)            Neither the Company nor any Subsidiary of the Company (i) is, or has been, a member of any affiliated, consolidated, combined or unitary Tax group, other than a group the common parent of which is or was the Company or any Subsidiary of the Company, or (ii) has any liability for Taxes of any Person (other than the Company or any Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous provision of U.S. state or local or non-U.S. Tax law) or as a transferee or successor.

(k)            Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(l)            Neither the Company nor any Subsidiary of the Company is a party to, or is bound by or has any obligation under any Tax Sharing Agreement (other than (i) customary Tax sharing or indemnification provisions in commercial agreements the primary subject matter of which is not Taxes and (ii) agreements solely by and among the Company and its Subsidiaries). Neither the Company nor any Subsidiary of the Company has entered into any agreement or arrangement with any Governmental Authority with respect to Taxes that requires the Company or any Subsidiary of the Company to take any action or to refrain from taking any action that will be binding on the Company or any of its Subsidiaries with respect to any taxable period ending after the Closing Date.

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(m)          Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or to exclude any item of deduction from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of (i) an adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax law) by reason of a change in method of accounting prior to the Closing for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax law), entered into prior to the Closing, (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax law) entered into or created prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received prior to the Closing outside of the ordinary course of business, in each case, other than to the extent reflected, accrued, or reserved against in any Company SEC Document filed or furnished with the SEC and publicly available prior to the date of this Agreement.

(n)           Section 5.17(n) of the Company Disclosure Schedule contains a complete and correct list of all jurisdictions (whether U.S. or non-U.S.) in which the Company or any of its Subsidiaries currently files any material Tax Returns.

(o)           Neither the Company nor any of its Subsidiaries is a “United States shareholder” (within the meaning of Section 951(b) of the Code) of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) which may be required to include in income any amounts under Section 951(a) of the Code. Neither the Company nor any of its Subsidiaries holds an interest in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p)          Neither the Company nor any of its Subsidiaries has deferred any obligation to pay Taxes pursuant to the CARES Act, an executive order or any similar provision of any COVID-19 aid or other Applicable Law, in each case, other than to the extent reflected, accrued, or reserved against in any Company SEC Document filed or furnished with the SEC and publicly available prior to the date of this Agreement.

Section 5.18.         Employee Benefit Plans.  Section 5.18(a) of the Company Disclosure Schedule contains a true and complete list of each material Employee Plan.

(a)           Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains or contributes to (or has any obligation to contribute to), or has in the past sponsored, maintained or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(b)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from, or such a letter is pending or there is time remaining in which to file an application for such determination from, the Internal Revenue Service (the “IRS”), and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

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(c)           Each Employee Plan has been maintained, funded and administered in material compliance with its terms and with all Applicable Law, including ERISA, the Patient Protection and Affordable Care Act and the Code; and (i) no Action (other than routine claims for benefits) is pending against or involves or, to the Company’s Knowledge, is threatened against or threatened to involve, any Employee Plan before any arbitrator or any Governmental Authority, including the IRS and the Department of Labor.

(d)           All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Employee Plans have been timely filed or delivered. Neither the Company nor any of its ERISA Affiliates nor any of their directors, officers, employees or agents, nor any fiduciary, trustee or administrator of any Employee Plan or trust created under any Employee Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA.

(e)           There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase, in any material respect, the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date. All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Company Balance Sheet or disclosed in the notes thereto.

(f)            Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-retirement health, medical, hospitalization, disability, life or other retiree welfare benefits (whether insured or self-insured) to any current or former Service Provider, other than coverage which may be mandated under Applicable Law, including COBRA.

(g)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will materially (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, to merge, amend or terminate any Employee Plan or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or would be expected to be subject to an excise Tax under Section 4999 of the Code.

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(h)            Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(i)            The 2016 Plan has been approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act in a manner that satisfies the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the 1934 Act.

Section 5.19.      Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there is no, and there has not been in the past three years any, organizational campaign, petition or other unionization activity pending, or to the Knowledge of the Company, threatened, seeking recognition of a collective bargaining unit relating to any Company Employee.

(b)           There are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no, and there has not been in the past three years, any labor strike, slowdown, stoppage, picketing, material interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(c)            The Company and its Subsidiaries are, and have been since the Applicable Date, in compliance with all Applicable Laws relating to labor and employment, including (i) those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, wage payment, the payment and withholding of Taxes and workers compensation and (ii) WARN, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          The Company has provided Parent a true and complete list that sets forth, with respect to each current Company Employee, such individual’s employee number or name, title, hire date and base salary or wage or commission rate.

Section 5.20.      Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action (or, to the Knowledge of the Company, any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries under any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws, and such compliance includes obtaining, maintaining, timely renewing, and complying with the terms of, all Environmental Permits; (iii) there has been no Release of any Hazardous Substance at, from, in, on, under, to or about any property currently or formerly owned, leased or operated by the Company, any of its Subsidiaries or their respective predecessors; (iv) to the Knowledge of the Company, there are no liabilities or obligations of the Company, any of its Subsidiaries or their respective predecessors of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise relating to any Environmental Law or any Hazardous Substance; and (v) the Company has made available to Parent complete and accurate copies of all environmental assessment and audit reports and studies, all Environmental Permits, and all written correspondence regarding any pending or, to Company’s knowledge, alleged claims against the Company or its Subsidiaries pursuant to Environmental Law, in each case that have been prepared or received in the 3 years preceding the date of this Agreement that are in Company’s possession, custody, or control.

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Section 5.21.      Material Contracts. (a) Section 5.21 of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of each of the following Contracts by which the Company or any of its Subsidiaries is a party or bound:

(i)             any lease of real property;

(ii)            any lease of personal property providing for annual rentals of $100,000 or more;

(iii)           any Contracts relating to any partnership, strategic alliance or joint venture that is material to the Company and its Subsidiaries, taken as a whole;

(iv)          any Contract relating to any outstanding Indebtedness;

(v)           any Contract made since the Applicable Date relating to the disposition or acquisition of material assets (whether through a stock transfer, asset transfer, a merger or otherwise) not in the ordinary course of business having a value in excess of $100,000;

(vi)          any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000;

(vii)         any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act;

(viii)        any Contract or covenant that (A) purports to limit the type of business in which the Company or its Subsidiaries (including, after the Effective Time, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business or (B)  includes a right of first refusal, option, or other similar right which could require the disposition of any material assets or line of business of the Company or its Subsidiaries;

(ix)           requiring or otherwise relating to any future capital expenditures by the Company or any of its subsidiaries in excess of $200,000 in the aggregate;

(x)            any Contract with a current Company Employee; and

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(xi)            any Contract, not otherwise required to be scheduled hereunder, which involves payments in any twelve month period from the Company or any of its subsidiaries in an amount in excess of $500,000.

(b)            Except for any such Contract a true and correct copy of which has previously been filed as an exhibit to a Company SEC Document, the Company has made available to Parent prior to the date hereof a complete and correct copy of each Contract listed or required to be listed in Section 5.21(a) of the Company Disclosure Schedule (each, a “Material Contract”). Each of the Material Contracts is valid, binding and in full force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity). Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to a Material Contract, has breached or violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material breach or default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted in any material respect under any Material Contract.

Section 5.22.      Affiliate Transactions. Neither the Company nor any subsidiary is a party to any Contract or any other transaction, agreement, arrangement or understanding between the Company or its Subsidiaries, on the one hand, and an Affiliates thereof (other than wholly owned Subsidiaries of such Person) on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act except as have been so disclosed.

Section 5.23.      Finders’ Fees. Other than to the Company Financial Advisor in accordance with the terms of the engagement letter provided to Parent prior to the date hereof, neither the Company nor any of its Subsidiaries is obligated to pay any fee or commission to any financial advisor, broker, finder or other intermediary in connection with the transactions contemplated by this Agreement. The Company has made available to Parent prior to the date hereof a complete and accurate copy of all agreements pursuant to which the Company Financial Advisor is entitled to any fees, expenses or indemnification in connection with any of the transactions contemplated by this Agreement.

Section 5.24.      Opinion of Financial Advisor. The Board of Directors has received the opinion of Moelis & Company LLC (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and other matters considered set forth therein, the consideration to be received in the Offer and the Merger (taken together as an integrated transaction) pursuant to this Agreement by holders of Shares, other than Parent, Merger Sub and their affiliates, is fair, from a financial point of view, to such holders.

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Section 5.25.      Antitakeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation or any antitakeover provision in the Company’s articles of incorporation or bylaws is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement. Prior to the date of this Agreement, the Board of Directors of the Company has taken all action necessary, assuming the accuracy of the representations and warranties herein, to (i) render the Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and (ii) provide that the Expiration Date (as defined in the Rights Agreement) shall be immediately prior to the occurrence of the Acceptance Time. Other than the Rights Agreement, there is no rights agreement, stockholder rights plan, tax preservation plan, net operating loss preservation plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause this Agreement or the Merger to be subject to any takeover or similar provision of the TBOC or any other similar provision that limits or restricts business combinations or the ability to acquire voting shares, and neither the execution of this Agreement, the consummation of the Merger or the other transactions contemplated hereby shall be, or shall be deemed to be, an “affiliated business combination” within the meaning of Section 21.601-21.610 of the TBOC.

Section 5.26.      No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement (or in any certificate delivered by the Company pursuant hereto), each of Parent and Merger Sub acknowledges that neither the Company nor any Person acting on its behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) the Company or its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by the Company or any Person acting on any of their behalf to Parent or Merger Sub, any Affiliate of Parent or any Person acting on any of their behalf.

Article 6
Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub jointly and severally represents and warrants to the Company that:

Section 6.01.      Corporate Existence and Power. Each of Parent and Merger Sub is a limited liability company or corporation, as applicable, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to own, lease and operate its properties and assets and carry on its business as now conducted. Parent has made available to the Company prior to the date hereof complete and correct copies of the organizational documents of Parent and Merger Sub as currently in effect. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation or pursuant to this Agreement, the Offer, the Merger and the other transactions contemplated herby.

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Section 6.02.      Corporate Authorization. Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, to perform its obligations hereunder and consummate the Offer and the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the approval and adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, following the execution of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03.      Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or Permit from or filing by or with respect to Parent or Merger Sub with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of Texas (to the extent applicable) and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04.      Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not  contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or the comparable organizational documents of Parent or Merger Sub,  assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any Applicable Law,  assuming compliance with the matters referred to in Section 6.03, require any payment to, or consent under or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, modification, suspension or cancellation of any right under, or creation or acceleration of any obligation of Parent or any of its Subsidiaries, or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract or Permit binding on Parent or any of its Subsidiaries or by which they or any their respective properties or assets may be bound or affected or  result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05.      Disclosure Documents.

(a)            The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any amendment or supplement thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)           The Schedule TO and any amendments or supplements thereto, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto and at the time of such distribution or dissemination, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Sub by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 6.06.          Finders’ Fees. There is no investment banker, broker, financial advisor, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their respective Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.07.          Sufficiency of Funds. Parent has sufficient funds available to enable Parent and Merger Sub to consummate the transactions contemplated by this Agreement (including the Offer and the Merger), and to satisfy all of Parent’s and Merger Sub’s obligations hereunder, including payment of the Merger Consideration, payment of the amounts contemplated by the payoff letters in Section 7.05 and payment of any other amounts payable by Parent or Merger Sub hereunder, and all fees and expenses of Parent or Merger Sub relating to the transactions contemplated by this Agreement. Availability to Parent and/or Merger Sub of debt or other financing is not a condition precedent to consummation of the transactions contemplated by this Agreement (including the Offer and the Merger).

Section 6.08.          Litigation. As of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of Parent or Merger Sub, threatened in writing against, Parent, Merger Sub or any of their respective Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against Parent, Merger Sub or any of their respective Subsidiaries, that would materially impair, prevent or materially delay in any way Parent, Merger Sub or any of their respective Subsidiaries ability to consummate the transactions contemplated by this Agreement.

Section 6.09.         No Ownership. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the 1934 Act) any Shares or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company, except as set forth in Section 6.09 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement.

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Section 6.10.      No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement, the Company acknowledges that neither Parent, Merger Sub nor any Person acting on their behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) Parent or any of the Parent Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or the Parent Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Parent or any Person acting on its behalf to the Company, any Affiliate of the Company or any Person acting on its behalf.

Article 7
Covenants of the Company

The Company agrees that:

Section 7.01.      Conduct of the Company. During the period from the date hereof until the Effective Time, ((w) except as expressly contemplated by this Agreement (including (1) payment of fees and expenses of counsel, the Company Financial Advisor and other advisors and representatives in connection with the transactions contemplated by this Agreement and (2) any actions taken pursuant to Section 7.03), (x) with the prior written consent of Parent, (y) as may be required by Applicable Law or (z) as set forth in the corresponding subsection of Section 7.01 of the Company Disclosure Schedule) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary Permits, (iii) keep available the services of its directors, Officers and Key Employees on commercially reasonable terms, (iv) maintain existing relations and goodwill with Governmental Authorities, its material customers, material suppliers, lenders, vendors, agents, contractors, and others having material business relationships with it and (v) comply with any quarantine, shut down or similar law promulgated by any Governmental Authority and directly applicable to specified areas and types of business operations of the Company, in each case, in connection with or response to the COVID-19 pandemic. Without limiting the generality of the foregoing, except as required by Applicable Law or as set forth in Section 7.01 of the Company Disclosure Schedule, during the period from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent in each instance (which, other than with respect to clauses (e), (f) (as far as such clause (f) is related to any acquisition other than a merger, consolidation or business combination with any other Person), (k), (l), (m) and (o) below, may be withheld by Parent in its sole discretion):

(a)           amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)           enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

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(c)            (i) adjust, split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, authorize, establish a record date for, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including any Shares), except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock (including any Shares), Company Securities or any Company Subsidiary Securities;

(d)           (i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any shares of any Company Securities(including under the 2016 Plan) or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the settlement of any Company RSUs that are outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company or (ii) amend or otherwise change any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e)           incur any capital expenditures or any obligations or liabilities in respect thereof in excess of the amount reflected in the Company’s capital expenditure budget attached to Section 7.01(e) of the Company Disclosure Schedule;

(f)            make any acquisition of (including by merger, consolidation or acquisition of stock or assets or otherwise) any Person or any division or portion thereof; acquire any assets, other than any asset acquisitions in an aggregate amount not to exceed $250,000 in the ordinary course of business; or otherwise merge, consolidate or amalgamate with any other Person;

(g)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(h)           sell, lease, license or otherwise transfer, or dispose of, mortgage, sell and lease back or otherwise or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses or other interests therein whether tangible or intangible (including securitizations) (other than Intellectual Property) that is material to the Company and its Subsidiaries, taken as a whole, other than (i) sales of inventory in the ordinary course of business consistent with past practice or an obsolete or worthless asset, (ii) pursuant to Contracts in effect on the date hereof, (iii) Permitted Liens and (iv) transfers among the Company and its wholly owned Subsidiaries, or among the wholly owned Subsidiaries of the Company;

(i)            sell, assign, license, sublicense, transfer, convey, abandon, incur any Lien other than Permitted Liens on or otherwise dispose of or fail to maintain, enforce or protect any material Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries (except for non-exclusive licenses or sublicenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(j)            make any loans, advances or capital contributions to, or investments in, any other Person, other than in a wholly owned Company Subsidiary, investments in short term marketable securities and cash equivalents, and advances to employees in respect of travel or other related business expenses in each case in the ordinary course of business consistent with past practice;

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(k)           create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness, or repay, redeem, repurchase or otherwise retire any (other than as required by its terms) existing Indebtedness, in each case except for (i) loans or advances between Subsidiaries of the Company or between the Company and Subsidiaries, (ii) trade payables incurred in the ordinary course of business, (iii) immaterial obligations incurred pursuant to business credit cards in the ordinary course of business and (iv) any other Indebtedness incurred under the Dominion Loan Agreement in the ordinary course of business consistent with past practice for capital expenditures and working capital;

(l)            renew, enter into, amend or modify or terminate any Material Contract, or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement (except the expiration or renewal of any Material Contract in accordance with its terms), or otherwise waive, release, relinquish or assign any material rights, claims or benefits of the Company or any of its Subsidiaries; provided, however, that this shall not prevent the Company from entering into any new Contract for the provision of seismic services in the ordinary course of business;

(m)          except as required by the terms of any Employee Plan as in effect on the date hereof or Applicable Law, (i) with respect to any current or former Service Provider, (A) grant or increase any compensation, bonus, severance, retention, change in control, termination pay, welfare or other benefits, (B) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider or (C) enter into or amend any employment, consulting, severance, retention, change in control, termination pay, retirement, deferred compensation, transaction bonus or similar agreement or arrangement, (ii) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement, (iii) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider, (iv) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit, to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code, (v) hire any employees who would be Key Employees or (vi) terminate the employment of any Key Employee other than for cause or pursuant to the requested resignation or retirement of such Key Employee;

(n)           change the Company’s fiscal year or, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, or with respect to permitted early adoption of required GAAP as disclosed in the Company 10-K, as agreed to by its independent public accountants, methods of accounting;

(o)           (i) settle, release, waive, discharge or compromise, or offer or propose to settle, release, waive, discharge or compromise, (A) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) involving or against the Company or any of its Subsidiaries in excess of $$100,000 individually or $500,000 in the aggregate or that imposes any restrictions or limitations upon the operations or business of the Company or any of its Subsidiaries or equitable or injunctive remedies or the admission of any criminal wrongdoing or (B) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) that relates to the transactions contemplated hereby or (ii) initiate or commence any Action outside the ordinary course of business consistent with past practice;

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(p)           change any material Tax election, change any annual Tax accounting period, adopt (other than consistent with past practice) or change any material method of Tax accounting, amend any Tax Return that would have the effect of increasing the Tax liability of the Company or any Subsidiary of the Company for any period on or after the Closing, enter into any closing agreement with respect to Taxes, settle or compromise any Action relating to Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), or knowingly surrender any right to claim a Tax refund or offset or other reduction in Tax liability;

(q)           take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Company Special Meeting, the Merger or the other transactions contemplated by this Agreement;

(r)            take any action that would reasonably be expected to result in the cancellation of existing insurance policies or insurance coverage of the Company or any of its Subsidiaries; or

(s)           agree, resolve or commit to do any of the foregoing.

Section 7.02.         Access to Information. From the date hereof until the termination of this Agreement pursuant to Article 11, and subject to Applicable Law, upon reasonable notice during normal business hours, the Company shall (and shall cause its Subsidiaries to)  give Parent, its officers, directors, employees, investment bankers, attorneys, lenders, underwriters, accountants, consultants or other agents, advisors or other representatives (“Representatives”) reasonable access to the Company’s Representatives and its offices, properties, assets, books, records, work papers and other documents related to the Company and its Subsidiaries and  promptly furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request, including copies of the books, records, work papers and other documents related to the Company and its Subsidiaries; provided, that neither the Company nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would, in each case upon the advice of legal counsel, jeopardize the attorney-client privilege of the Company or its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Notwithstanding the foregoing, in the case of any information that in the reasonable, good faith judgement of the Company is competitively sensitive, such information shall be provided to Parent pursuant to a “clean room” arrangement agreed between the parties that is intended to permit the sharing of such information in compliance with Applicable Laws. The information provided pursuant to this Section 7.02 shall be kept confidential by the recipient thereof in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall terminate as of the Acceptance Time.

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Section 7.03.      No Solicitation; Other Offers.

(a)            General Prohibitions. From and after the date hereof until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with Article 11, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly,  solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal,  enter into, engage in or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records, work papers and other documents related to the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal,   qualify, withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to qualify, withdraw or modify the Company Board Recommendation,  adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, or resolve to take any such action,  publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the 1934 Act;  other than with respect to a tender or exchange offer described in clause (C), following the date any Acquisition Proposal or any material modification thereto is first made public, fail to issue a press release reaffirming the Company Board Recommendation within ten Business Days after a request by Parent to do so or  fail to include the Company Board Recommendation in the Schedule 14D-9 and Proxy Statement when disseminated to the Company’s stockholders (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), or  enter into any agreement in principle, letter of intent, indication of interest, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b)            Exceptions. Notwithstanding Section 7.03(a), at any time prior to the Acceptance Time:

(i)            the Company, directly or indirectly through its Representatives, may  engage in discussions with any Third Party and its Representatives that has made after the date of this Agreement a written Acquisition Proposal that did not result from a material breach of Section 7.03, if and only to the extent that the Board of Directors reasonably determines in good faith, after consultation with outside legal counsel and its independent financial advisor, is or would reasonably be expected to lead to a Superior Proposal and  furnish to such Third Party and its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party and/or such other Persons with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (and in any event within 24 hours) following the time it is provided or made available to such Third Party and/or such other Persons; and

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(ii)            subject to compliance with Section 7.03(e), the Board of Directors may make an Adverse Recommendation Change in connection with a Superior Proposal or in response to events, changes or developments in circumstances that are material to the Company and its Subsidiaries, taken as a whole, that were not known to or reasonably foreseeable by the Board of Directors as of or prior to the date hereof and becomes known to the Board of Directors after the date hereof and prior to the Acceptance Time (an “Intervening Event”); provided that in no event shall any of the following constitute or contribute to an Intervening Event: changes in the financial or securities markets or general economic or political conditions in the United States,  changes (including changes in GAAP, other applicable accounting rules or Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate,  acts of war, sabotage or terrorism or natural disasters involving the United States of America, the Company and its Subsidiaries meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, changes in the market price or trading volume of the Shares or any other securities of the Company or its Subsidiaries (provided that underlying events or occurrences that lead to such changes in the market price or trading volume of the Shares may constitute or contribute to an Intervening Event), or any change in credit rating, or  the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal;

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Texas law.

(c)            In addition, nothing contained herein shall prevent the Board of Directors from  complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act or  making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, after consultation with the outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under Texas law; provided, that any such disclosure referred to in clause (i) or (ii) that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless  the Board of Directors expressly reaffirms the Company Board Recommendation in such disclosure or  such disclosure is a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(b) promulgated under the 1934 Act; provided, further, that this Section 7.03(c) shall not be deemed to permit the Board of Directors to make an Adverse Recommendation Change except, in each case, to the extent permitted by Section 7.03(e).

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(d)            The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries in connection with any such Acquisition Proposal (or for the purpose of facilitating the submission of an Acquisition Proposal) or request for access to the business, properties, assets, books, records, work papers or other documents relating to the Company or any of its Subsidiaries by any Third Party that has made an Acquisition Proposal or that has made such request for the purpose of facilitating the submission of an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status of any such Acquisition Proposal and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent by or provided to the Company or any of its Subsidiaries or any of their respective Representatives that describes the material terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.03(d).

(e)            “Last Look”. The Board of Directors shall not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 11.01(d), unless  the Company notifies Parent in writing, at least five Business Days before taking that action, of its intention to do so, specifying in reasonable detail the reasons for such Adverse Recommendation Change and/or such termination, attaching  in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 11.01(d), the most current version of the proposed agreement under which a Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, or  in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change,  the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period any revisions to the terms of this Agreement that Parent proposes and has not withdrawn in response to such Superior Proposal and that would be binding on Parent if accepted by the Company and  following the end of such notice period, the Board of Directors shall have determined, in consultation with outside legal counsel and its independent financial advisor, and giving due consideration to such revisions proposed by Parent, that  in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 11.01(d), such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent were to be given effect) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 7.03(e)) and  in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, such Intervening Event would nevertheless necessitate the need for such Adverse Recommendation Change (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notification from the Company and a new three Business Day period under this Section 7.03(e)), and in either case, the Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Texas law.

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(f)            Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal (substituting the term “50%” for the terms “20%” in each instance where such term appears therein) that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and legal, financial, regulatory and other aspects of such proposal, including conditions to consummation, are more favorable to the Company’s stockholders than as provided hereunder (taking into account any revisions proposed by Parent and not withdrawn to amend the terms of this Agreement pursuant to Section 7.03(e)), which the Board of Directors determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by this Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed by a reputable financing source or reasonably determined to be available by the Board of Directors.

(g)            Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and shall promptly direct each such Third Party, if any, to promptly return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information). If received by the Company, the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof.

Section 7.04.      Compensation Arrangements. Prior to the Effective Time, the Company will take all steps that may be necessary or advisable to cause each Employee Plan pursuant to which consideration is payable to any officer, director or employee entered into by the Company or any of its Subsidiaries on or after the date hereof to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act in a manner that satisfies the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.

Section 7.05.      Payoff Letters. Upon the prior written request of Parent to the Company (such request to be provided no later than five Business Days prior to the Acceptance Time (or such later date as the Company may agree)), the Company shall use reasonable best efforts to obtain customary payoff letters on or prior to the Closing for the Indebtedness set forth in Section 7.05 of the Company Disclosure Schedule of the Company or any of its Subsidiaries. Any such payoff letter shall be in form and substance customary for transactions of this type from all financial institutions and other Persons (or the applicable agent, trustee or other representative on behalf of such Persons) to which the Indebtedness set forth in Section 7.05 of the Company Disclosure Schedule of the Company or any of its Subsidiaries is owed, which payoff letters together with any related release documentation shall include (i) the payoff amount and (ii) confirmation that any Liens and guarantees granted in connection therewith related to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby shall be, upon the payment of the amount set forth in the applicable payoff letter, released and terminated.

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Section 7.06.         Interim Communications by the Company. Prior to making any communications generally disseminated to the employees, customers, lenders, suppliers, vendors or other Persons having material business relationships with the Company or its Subsidiaries relating to the transactions contemplated by this Agreement, the Company shall provide Parent with notice of the intended communication, Parent shall have the right to review such communication and provide comments which the Company shall consider in good faith to provide a mutually agreeable communication. Notwithstanding the foregoing, it shall not be deemed a breach of this Section for the Company to disseminate information to such persons if such information was previously approved by Parent for dissemination to a similarly situated set of recipients.

Section 7.07.         Key Employee Resignations. The Company shall promptly notify Parent if, prior to the Closing, to the Knowledge of the Company, any Key Employee resigns or retires.

Article 8
Covenants of Parent

Parent agrees that:

Section 8.01.         Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer on the terms set forth in this Agreement. If the conditions of Section 3.01(a) are met, Parent shall take all action necessary to cause Merger Sub to perform its obligations to promptly consummate the Merger on the terms and conditions set forth in this Agreement.

Section 8.02.         Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)           For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the TBOC or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)           For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

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(c)            Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to, and in no event shall the Company be permitted to, without Parent’s prior written consent, expend for the policies pursuant to this section an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth on Section 8.02(c) of the Company Disclosure Schedule; provided that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)            If Parent, the Surviving Corporation or any of its successors or assigns  consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or  transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.02.

(e)            The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the TBOC or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives.

Section 8.03.      Employee Matters. (a) For the period commencing on the date of the Effective Time through the first anniversary thereof, Parent shall, or shall cause the Surviving Corporation to, provide each Continuing Employee with a base salary or wage rate that is no less favorable than the base salary or wage rate provided to similarly situated employees of Parent or its Affiliates immediately prior to the Acceptance Time.

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(b)            Unless otherwise directed in writing by Parent at least five Business Days prior to the Effective Time, the Company may take all actions that are necessary to cause each Employee Plan set forth in Section 8.03(b)(i) of the Company Disclosure Schedule to terminate effective as of no later than immediately prior to the Effective Time. In addition, except as set forth on Section 8.03(b)(ii) of the Company Disclosure Schedule, prior to the Effective Time, the Company may take such actions as Parent may reasonably request so as to enable Parent or the Surviving Corporation, as the case may be, to effect such actions relating to the Company’s 401(k) Plans (each, a “Company 401(k) Plan”) as Parent may deem necessary or appropriate, which may include having the Company terminate such plan prior to the Effective Time. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 8.03(b) shall be subject to Parent’s prior review and approval. The Company shall promptly provide all information about the Continuing Employees’ participation in the Employee Plans (including regarding elections) that Parent reasonably requests to permit Parent to meet its obligations pursuant to this Section 8.03.

(c)            In connection with any termination of any Company 401(k) Plan pursuant to Section 8.03(b) or otherwise, Parent may use commercially reasonably efforts to permit, as soon as reasonably practicable following the Effective Time, each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash and, to the extent permitted under the terms of the plan documents (including any applicable Parent or Surviving Corporation plan documents), participant loans in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from any Company 401(k) Plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Affiliates (the “Parent 401(k) Plan”). Parent may use commercially reasonably efforts to cause the Parent 401(k) Plan to accept rollovers by Continuing Employees from any Company 401(k) Plan, including, to the extent permitted under the terms of the plan documents (including any applicable Parent or Surviving Corporation plan documents), participant loans, after the Effective Time.

(d)            Following the Effective Time, Parent shall use commercially reasonable efforts to provide (or cause to be provided) to each Continuing Employee full credit for prior service with the Company and its Subsidiaries for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Subsidiaries for which the Continuing Employee is eligible to participate following the Effective Time (but such service credit shall not be provided for benefit accrual purposes, except for vacation and severance) to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any analogous Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage of the Continuing Employees (and any dependents thereof) under any welfare benefit plans in which such Continuing Employees (and any dependents thereof) may be eligible to participate after the Closing to the same extent such preexisting conditions, exclusions and waiting periods are waived under any analogous Employee Plan prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee during the calendar year in which the Effective Time occurs under the relevant welfare benefit plans in which such Continuing Employee is eligible to participate from and after the Effective Time to the same extent as such Continuing Employee was entitled, prior the Effective Time, to credit of such co-payments or deductibles under any analogous Employee Plan.

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(e)            Without limiting the generality of Section 12.06, nothing in this Section 8.03, express or implied,  is intended to or shall confer upon any Person other than the parties hereto, including any current or former Service Provider, Company Employee or Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement,  shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Employee Plan or other benefit plan, program, agreement or arrangement,  shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any Employee Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or  shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time.

Article 9
Covenants of Parent and the Company

The parties hereto agree that:

Section 9.01.      Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including  preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and  obtaining and maintaining all Permits required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that nothing in this Agreement will (and “commercially reasonable efforts” will in no event) require, or be construed to require, Company, Parent or Merger Sub to (i) commence or defend any Action by or against any Governmental Authority in connection with the transactions contemplated hereby or (ii) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (including by establishing a trust or otherwise), or take any other action (including by Parent or Merger Sub providing its consent to permit the Company or any of its Subsidiaries to take any of the foregoing actions), or enter into any settlement, undertaking, consent decree, stipulation or agreement requiring any such action, or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets or properties of Parent, the Company or any of their respective Affiliates or Subsidiaries (any of the actions described in this proviso, a “Burdensome Condition”). Neither the Company nor any of its Subsidiaries shall take or agree to take any of the actions described in the definition of “Burdensome Condition” without the prior written consent of Parent which, without limiting Parent’s obligations under this Section 9.01(a), may be granted or withheld in Parent’s sole discretion.

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Section 9.02.          Certain Filings. The Company and Parent shall reasonably cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents and (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company and Parent shall use their respective commercially reasonable efforts to take such actions or make any such filings and furnish information required in connection therewith or with the Company Disclosure Documents or the Offer Documents, and seek to timely obtain such actions, consents, approvals or waivers from parties under such material Contracts, but neither party shall be required to expend money or modify, amend or otherwise alter the term or provision of any such Contracts to obtain any such actions, consents, approvals or waivers.

Section 9.03.          Public Announcements. The initial press releases issued by Parent and the Company with respect to the execution of this Agreement shall be reasonably agreed upon by the other party. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release that is determined by a party, after consultation with outside legal counsel, to be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, such disclosing party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public statement or press release), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation; provided, however, that the foregoing restrictions shall not apply to releases or public statements by the Company in connection with an Acquisition Proposal, but subject to the Company’s and its Representatives’ compliance with Section 7.03. Notwithstanding the foregoing, without prior consultation, each party (a) may communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with Applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties.

Section 9.04.          Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, assurances or other instruments and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.05.         Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

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Section 9.06.      Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:  any communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;  any material written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such communications contemplated in Section 9.01, which shall be governed by such Section);  any Actions commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement;  the discovery of any fact, circumstance or event, the occurrence or non-occurrence of which could reasonably be expected to result in (i) the any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition or condition to the Merger not to be satisfied or (ii) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause any Offer Condition or condition to the Merger not to be satisfied; provided that the delivery of any notice pursuant to this Section 9.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 9.07.      Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Section 21.606 of the TBOC, use commercially reasonable efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Article 10
Conditions to the Merger

Section 10.01.      Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)            no injunction or other order issued by a court of competent jurisdiction or Applicable Law or legal prohibition shall prohibit or make illegal the consummation of the Merger;

(b)            the Acceptance Time shall have occurred, Parent or Merger Sub shall have irrevocably accepted for payment all of the Shares validly tendered and not validly withdrawn pursuant to the Offer and the Merger is being pursued pursuant to Section 3.01(a); and

(c)            the Company Shareholder Approval shall have been obtained at the Company Shareholder Meeting (or the parties shall have jointly determined that such approval at a Company Shareholder Meeting is not required).

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Article 11
Termination

Section 11.01.       Termination Prior to Acceptance Time. The Offer may be abandoned and this Agreement may be terminated prior to the Acceptance Time:

(a)           by mutual written agreement of the Company and Parent;

(b)           by either the Company or Parent, if the Acceptance Time shall not have occurred on or before 5:00 p.m. (New York City time) on the date that is twenty-two (22) Business Days after the Offer Commencement Date (the “Offer End Date”); provided that the Offer End Date shall be automatically extended to accommodate any mandatory extensions of the Offer pursuant to Section 2.01(c); and provided further that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any party whose breach of any provision of this Agreement has proximately caused or resulted in the failure of the Acceptance Time to occur by such time;

(c)            by Parent, if, prior to the Acceptance Time:

(i)            the Board of Directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected an Adverse Recommendation Change; or

(ii)            the Company or any of its Subsidiaries shall have materially breached Section 7.03; or

(d)           by the Company, prior to the Acceptance Time subject to compliance with Section 7.03, in order to enter into a definitive, written agreement immediately following such termination in respect of a Superior Proposal; provided that such termination shall only occur upon payment by the Company of all amounts due pursuant to Section 12.04(b) in accordance with the terms specified therein.

Section 11.02.       Termination Prior to Effective Time. The Merger may be abandoned following the Acceptance Time but prior to the Effective Time:

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:

(i)            the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on March 31, 2022 (the “Merger End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.02(b)(i) shall not be available to any party whose breach of any provision of this Agreement has proximately caused or resulted in the failure of the Merger to be consummated prior to the Merger End Date; or

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(ii)            any Governmental Authority of competent jurisdiction shall have issued an injunction, order or decree, that  prohibits or makes illegal consummation of the Merger or  permanently enjoins Company, Parent or Merger Sub from consummating the Merger and with respect to any injunction, order or decree, such injunction, order or decree shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.02(b)(ii) shall not be available to any party that has materially breached its obligations under Section 9.01 or to any party whose material breach of any representation, covenant or obligation of such party set forth in this Agreement is attributable to such final and nonappealable injunction, order or decree.

(c)            by Parent, if, prior to the Effective Time a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (E) or (F) of Annex I not to exist and such breach or failure is incapable of being cured by the Merger End Date or, if curable by the Merger End Date, is not cured by the Company within 30 days after receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Sub shall not be in material breach of its or their obligations under this Agreement provided, further, that references to the Acceptance Time in such clauses shall be to the Merger End Date for purposes of this Section 11.02; or

(d)            by the Company, prior to the Effective Time if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred and such breach or failure (A) is incapable of being cured by the Merger End Date or, if curable by the Merger End Date, is not cured by Parent or Merger Sub within 30 days after receipt by Parent of written notice of such breach or failure and (B) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

Section 11.03.      Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 11.01 or abandon the Merger pursuant to Section 11.02 (other than pursuant to Section 11.01(a) or Section 11.02(a)) shall give written notice of such termination to the other party.

Section 11.04.      Effect of Termination.

(a)            If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from  the fraud of either party or  a Knowing and Intentional Breach by either party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.

(b)            The provisions of this Section 11.04, Section 11.05 and Article 12 shall be the only provisions to survive any termination hereof pursuant to Section 11.02.

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Section 11.05.       Termination Fee.

(a)           If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) (Adverse Recommendation Change) or Section 11.01(c)(ii) (Breach of Non-Solicit), or by the Company pursuant to Section 11.01(d) (Superior Proposal), then the Company shall pay to Parent in immediately available funds $1,683,321 (the “Termination Fee”), in the case of a termination by Parent, within five Business Days after such termination and, in the case of a termination by the Company, substantially concurrent with such termination, and as a condition thereto.

(b)           If (i) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b) (Offer End Date) and the conditions set forth in clause (G) of Annex I shall not have been satisfied, (ii) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors and (iii) within 12 months following the date of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to or recommendation to its stockholders an Acquisition Proposal that is later consummated or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (iii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, prior to or concurrently with such consummation, the Termination Fee.

(c)           Each party acknowledges and agrees that the fee contemplated by this Section 11.05 is not a penalty, but rather liquidated damages in amounts reasonably estimated by the parties to compensate the other party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby.

(d)           The Company acknowledges that the agreements contained in this Section 11.05 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

Article 12
Miscellaneous

Section 12.01.        Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such facsimile transmission or e-mail is requested and received) and shall be given, if to Parent, Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:

Wilks Brothers, LLC

17018 I-20 Frontage

Cisco, TX 76437

Attention: Javier Rocha
E-mail: javier.rocha@wilksbrothers.com

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with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002
Attention: Michael S. Telle
E-mail: mtelle@velaw.com

if to the Company prior to the Effective Time, to:

Dawson Geophysical Company

508 West Wall, Suite 800

Midland, Texas 79701

Attention: Stephen C. Jumper
E-mail: jumper@dawson3d.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

2001 Ross Avenue, Suite 900

Dallas, TX 75201

Attention: Grant Everett

Email: Grant.Everett@bakerbotts.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02.        Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article 12.

Section 12.03.        Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed by each party to this Agreement.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04.        Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

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Section 12.05.        Disclosure Schedule References. Any exception, qualification, limitation, document or disclosure set forth in a particular section of the Company Disclosure Schedule shall also be deemed to be an exception, qualification, limitation, document or disclosure with respect to any other section of the Company Disclosure Schedule if, and to the extent that, the relevance of such exception, qualification, limitation or disclosure as an exception, qualification, limitation, document or disclosure to such other section is reasonably apparent on its face. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 12.06.       Binding Effect; Benefit; Assignment.  The provisions of this Agreement shall be binding on and, except as provided in Section 8.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(a)            No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement to a wholly owned Subsidiary of Parent without the consent of the Company; provided that Parent or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement.

Section 12.07.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law rules of such state that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 12.08.        Jurisdiction. The parties hereto agree that any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in Dallas, Texas or, if such court shall not have jurisdiction, any federal court located in the State of Texas or other Texas state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.09.       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Section 12.10.      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument,  it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed (including by electronic signature) by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 12.11.      Entire Agreement. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12.      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13.      Specific Performance. The parties hereto agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof for which money damages, even if available, would not be an adequate remedy, and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 12.08, in addition to any other remedy to which such party may be entitled under this Agreement. The specific remedies to which a party may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach of any provision or provisions of this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper
Name: Stephen C. Jumper
Title: President and Chief Executive Officer

WILKS BROTHERS, LLC

By:	/s/ Farris Wilks
Name: Farris Wilks
Title: Manager

By:	/s/ Dan Wilks
Name: Dan Wilks
Title: Manager

By:	/s/ Staci Wilks
Name: Staci Wilks
Title: Manager

WB ACQUISITIONS INC.

By:	/s/ Matt Wilks
Name: Matt Wilks
Title: Director

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Notwithstanding any other provision of the Offer, but subject to the terms of this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the 1934 Act, pay for any Shares unless all of the following conditions have been satisfied:

(A)          Immediately prior to the expiration of the Offer (as the same may be required to be extended pursuant to the Agreement), there shall have been validly tendered in accordance with the terms of the Offer and not validly withdrawn, a number of Shares that, together with the Shares then owned by Parent, Merger Sub and any other Affiliate or direct or indirect wholly-owned Subsidiary of Parent, represents at least 80% of the Shares then outstanding (the “80% Minimum Condition”);

(B)           the Company shall have caused the Rights Agreement to be terminated effective immediately prior to the Acceptance Time, with no continuing liability or obligation of the Company or any of its Subsidiaries or controlled Affiliates to any other Person, except in the case of any indemnification obligations of the Company existing prior to the date hereof; provided that no such termination shall relieve any Person (other than the Company and the Company’s Subsidiaries and controlled Affiliates) from liability for any breach by such Person prior to such termination;

(C)           there shall not have been instituted or pending any Action by any Governmental Authority of competent jurisdiction (1) challenging or seeking to make illegal or otherwise directly or indirectly to prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger or (2) seeking to impose a Burdensome Condition;

(D)          no Applicable Law shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority;

(E)           (1) the representations and warranties of the Company contained in Section 5.01, Section 5.02, Section 5.05 and Section 5.25 shall be true and correct in all respects (except for immaterial inaccuracies, at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct only as of such time), (2) the representations and warranties of the Company contained in any of Section 5.03, Section 5.04, Section 5.12(b) and Section 5.12(c) shall be true and correct in all material respects (with respect to such representations and warranties that are not qualified by materiality or Company Material Adverse Effect) or true and correct in all respects (with respect to such representations and warranties that are qualified by materiality or Company Material Adverse Effect) at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct only as of such time) and (3) all of the other representations and warranties of the Company contained in this Agreement or in any certificate delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct only as of such time), except, in the case of this clause (3) only, where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

Annex A - 1

(F)            the Company shall not have breached or failed to perform in all material respects its obligations under this Agreement prior to such time;

(G)            the Company shall have delivered to Parent a certificate signed by an authorized officer of the Company dated as of the date on which the Acceptance Time occurs certifying that the Offer Conditions specified in paragraphs (E) and (F) are then satisfied;

(H)            since the date hereof, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(I)            this Agreement shall not have been terminated in accordance with its terms.

Subject to the terms and conditions of this Agreement, the foregoing Offer Conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Sub, in whole or in part, at any time, at the sole discretion of Parent or Merger Sub. The failure or delay by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex A - 1

EXHIBIT A

[Attached]

Exhibit A - 1

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

DAWSON GEOPHYSICAL COMPANY

This Certificate of Formation is adopted under the Texas Business Organizations Code, for a for-profit Texas corporation.

ARTICLE ONE

The name of the corporation is Dawson Geophysical Company, (the “Corporation”).

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is 35,000,000 shares, and the par value of each of such shares shall be $0.01. All such shares shall be of one class and shall be designated as Common Stock.

ARTICLE FIVE

The address of its initial registered office is [●] and the name of its initial registered agent at such address is Corporation Service Company.

ARTICLE SIX

Unless a Bylaw adopted by the shareholders provides otherwise as to all or some portion of the corporation’s Bylaws, the corporation’s shareholders may amend, repeal or adopt the corporation’s Bylaws even though the Bylaws may also be amended, repealed or adopted by its Board of Directors.

ARTICLE SEVEN

Any action required by the Texas Business Organizations Code to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE EIGHT

No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s office, and (iv) for acts or omissions for which the liability of a director is expressly provided by statute. Any repeal or amendment of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the corporation is not personally liable as set forth in the preceding sentences, a director shall not be liable to the fullest extent permitted by any amendment to the Texas statutes hereafter enacted that further limits the liability of a director.

[Remainder of page intentionally blank]

2

I, the undersigned, being the incorporator named herein, for the purpose of forming a corporation pursuant to the Texas Business Organizations Code, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this [●] day of [●], 2021.

Name:	Bobbi Ingram
Title:	Incorporator

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